SANCES LAW, P.C. Martin Sances California Bar # 175779 martin@sanceslaw.com

June 23, 2022

US CAPITAL GLOBAL LENDING, LLC

1 Ferry Building, Suite 201

San Francisco, California 94111

Re: Legal Opinion

To the MEMBERS and MANAGER:

I am acting as counsel to US CAPITAL GLOBAL LENDING, LLC (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to $75,000,000 of 7.00% Gold Backed Notes.

In connection with the opinion contained herein, I have examined the offering statement, the certificate of formation, the certificate of good standing, the operating agreement, the minutes of meetings of the Company’s Members and Manager, as well as all other documents necessary to render an opinion.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and the legal capacity of all natural persons.

As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company.

I am opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

61 AVENIDA DE ORINDA, SUITE E, ORINDA, CA 94563

(415) 531-5654 / WWW.SANCESLAW.COM

Based upon the foregoing, I am of the opinion that the debt securities being sold pursuant to the offering statement will be binding obligations of the Company subject to bankruptcy and equitable principles limitations. .

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

I further consent to the filing of this opinion as an exhibit to the offering statement.

Very truly yours,

Martin Sances, Esq.